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                                                                   EXHIBIT 99.1
                                                                   ------------
FOR IMMEDIATE RELEASE                                    Contact: Joan P. Platt
                                                                   408.328.6351


                   SPLASH COMPLETES ACQUISITION OF QUINTAR,
                     MAKER OF EMBEDDED PRINTER CONTROLLERS

Sunnyvale,  California  -- May  28,1997  --  Splash  Technology  Holdings,  Inc.
("Splash" NASDAQ: SPLH) announced it has completed its acquisition of privately-held Quintar Company, a manufacturer and marketer of embedded controllers for desktop color printers and servers for high-speed, multifunction monochrome and color printers and copiers.

Under the terms of the agreement, Splash paid approximately $11.5 million dollars in cash at closing to Quintar's stockholders and warrant holders. In addition, the agreement provides for additional consideration of up to $3.2 million, contingent on Quintar's achievement of certain levels of product revenues and operating profitability.

About Splash:

Splash Technology Holdings, Inc., headquartered in Sunnyvale, California, develops, produces and markets color servers that provide an integrated link between desktop computers and digital color laser copiers and enable such copiers to provide high-quality, high-speed, networked color printing. These hybrid systems, consisting of color servers and digital color laser copiers (referred to as connected or multifunction copiers), support multiple uses including image scanning, image manipulation, printing and photocopying. Splash's products feature advanced color correction, color calibration and separations support, ease of use, time-saving workflow functionality, simulation of many color monitors and printing presses and automatic correction for certain printing workflow problems.